Exhibit 10.2

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of November 5, 2021, is made by and among NAKED BRAND GROUP LIMITED, an Australian company with its home office at Level 61, MLC Centre, 25 Martin Place Sydney, NSW 2000, Australia (“Lender”), and each of CENNTRO AUTOMOTIVE GROUP LIMITED, a Hong Kong private company limited by shares (“CAG HK”), CENNTRO AUTOMOTIVE CORPORATION, a Delaware corporation (“CAC”), and CENNTRO ELECTRIC GROUP, INC., a Delaware corporation (“CEG” and collectively with CAG HK and CAC, individually or collectively as the context may require, the “Borrower,” the “Borrowers” or the “Companies”), each having an address set forth in Item 4(d) of the Master Loan Schedule attached hereto (“Loan Schedule”). The Loan Schedule is hereby incorporated herein by reference and made a part of this Agreement.

RECITALS:

WHEREAS, the Lender, the Companies and Cenntro Automotive Group Limited, a Cayman Islands company limited by shares (“CAG”), the parent company of each of the Companies, are entering into that certain Stock Purchase Agreement on the date hereof (the “Purchase Agreement”), pursuant to which Lender has agreed to purchase, and CAG has agreed to sell, all of the issued and outstanding shares of capital stock of the Companies (the “Transaction”);

WHEREAS, the Purchase Agreement contemplates that, simultaneously with the execution thereof, the Lender will extend a loan to Borrower (which loan shall be on the terms and conditions set forth herein);

WHEREAS, the Promissory Note dated October 27, 2021 between Cenntro Enterprise Limited and Naked Brand Group Limited in an original principal amount of $5,000,000 will be (in each case immediately preceding the entry into this Agreement) assigned and assumed in whole by the Companies and repaid in full by deducting the outstanding principal amount and accrued interest thereon from the proceeds of the Loan extended by the Lender hereunder; and

WHEREAS, simultaneously the execution hereof, CAG will execute a pledge agreement in favor of Lender with respect to the equity interests of CAG HK held by CAG.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, each of the parties hereto do hereby agree as follows:

ARTICLE I

THE LOAN

SECTION 1.1 Loan. Subject to the terms and conditions of this Agreement, Lender agrees to lend to Borrower the amount set forth in Item 1(a) of the Loan Schedule (the “Loan”, and such amount, the “Loan Amount”) concurrently with the execution of this Agreement, by wire transfer to the account(s) of Borrower as set forth in Item 2 of the Loan Schedule.

SECTION 1.2 Promissory Note. The Loan shall be evidenced by a secured promissory note in the form of Exhibit A hereto (“Note”). The terms and conditions of the Note are incorporated herein by reference as if fully set forth herein. In the event of conflict between the provisions of this Agreement (including the Loan Schedule) and the provisions of the Note, the provisions of the Note shall govern.

SECTION 1.3 Payment. Loan principal and all interest thereon shall be due and payable by Borrower to Lender in full on the Maturity Date.

SECTION 1.4 Maturity; Note. The Maturity Date is as set forth in the Note and Item 1(d) of the Loan Schedule. Subject to Section 1.3, above, all principal of the Loan, together with interest due thereon, shall be due and payable in full on the Maturity Date, time being of the essence.

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SECTION 1.5 Interest. The Loan shall bear interest until maturity at the per annum rate set forth in the Note and Item 1(b) of the Loan Schedule, and shall be payable to Lender as provided in Section 1.3 above. If the Repayment Amount (as defined in the Loan Schedule), as set forth in the Note and Item 1(f) of the Loan Schedule, is not paid in full to Lender by the Maturity Date, time being of the essence, the Loan shall bear interest at the lower of (a) the rate of 13% per annum and (b) the highest rate allowed by law on the unpaid principal amount thereof, payable on demand.

SECTION 1.6 Pre-Payment. The Loan may be prepaid only if this is expressly stated in Item 1(g) of the Loan Schedule. If the Loan may be prepaid by Borrower, the terms and conditions of such prepayment shall be as set forth in the Note.

SECTION 1.7 Use of Proceeds. Except as set forth in Item 5 of the Loan Schedule, the proceeds of the Loan shall be used by Borrower for general corporate and working capital purposes, including its business and operations.

SECTION 1.8 [Reserved]

SECTION 1.9 Assignment. Borrower may not assign, sell or otherwise transfer this Agreement, the Note or any other Loan Documents (as defined in Section 2.1(b) below). Lender may not assign, sell or otherwise transfer this Agreement, the Note and any other Loan Documents, in whole or in part, without the prior written consent of the Borrowers; provided that if any amount of principal or interest thereon is not paid to Lender as and when due on the Maturity Date or upon any earlier acceleration of the obligations of the Borrower under this Agreement, the Note and the other Loan Documents (as defined below) (the “Obligations”) pursuant to Section 6.2, Lender may assign this Agreement, the Note and/or any Loan Documents in its discretion to any Person (other than natural persons or competitors of the Company and/or affiliates thereof) without the consent of Borrower.

SECTION 1.10 Conditions. It shall be a condition to Lender’s obligation to extend the Loan that:

(a) At the time of the making of the Loan, the representations and warranties of Borrower under Article II hereof shall be true and correct in all material respects (except to the extent such representations and warranties are subject to a materiality qualifier, in which case such representations shall be true and correct in all respects);

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(b) All documents executed and delivered in connection with the Loan shall be in form and substance satisfactory to Lender and its counsel;

(c) Any consent required for Borrower to execute and deliver this Agreement, the Note and the other Loan Documents, and to perform its obligations hereunder and thereunder have been validly obtained and delivered to Lender and remain in full force and effect;

(d) The Purchase Agreement and the other transaction documents contemplated thereby (such documents, as each may be amended, supplemented or otherwise modified, collectively, the “Transaction Documents”) (if any) required to be signed concurrently with the Purchase Agreement by the terms thereof have been executed by the parties as of even date herewith;

(e) The Lender shall be in receipt of such certificates of good standing (to the extent such concept exists in the applicable jurisdiction) from the applicable secretary of state (or similar body of the relevant jurisdiction) of the state (or other jurisdiction) of organization of each Borrower, copies of resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of responsible officers of each Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of the Borrowers and such officers; and

(f) The Lender shall be in receipt of the documents set forth on Item 11 of the Loan Schedule (the “Loan Security Documents”) required to be executed on the date the Loan is made hereunder (such date, the “Closing Date”) as indicated on such schedule, duly executed by each Loan Party thereto, together with (i) subject to the Intercreditor Agreement, certificates, if any, representing the Collateral constituting certificated equity securities of any US domestic subsidiary of the Borrowers referred to therein accompanied by undated stock powers executed in blank; and (ii) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Borrowers pursuant to the terms hereof.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BORROWER

SECTION 2.1 In order to induce Lender to make the Loan, Borrower hereby represents and warrants to Lender on the date hereof as follows. As used in this Article II, the term “Borrower” includes each and all of CAG HK, CAC and CEG, unless the context otherwise requires.

(a) Borrower is an entity of the applicable type described in the preface of this Agreement and on Item 4(e) of the Loan Schedule, duly formed, organized, validly existing and, to the extent such concept applies in the entity’s jurisdiction of formation, in good standing under the laws of the state or jurisdiction indicated in Item 4(f) of the Loan Schedule, and has all requisite power to own its properties and to carry on its business as now conducted and as proposed to be conducted. Borrower (directly or through any subsidiary) is authorized to do business in each of the states or jurisdictions (as applicable) set forth in Item 4(h) of the Loan Schedule. The subsidiaries of Borrower that are material to the Companies and their subsidiaries taken as a whole (and the principal address and state or other jurisdiction of formation of each such subsidiary) are as set forth in Item 8 of the Loan Schedule. Other than as specified in Item 8 of the Loan Schedule, Borrower owns, directly or through one or more other subsidiaries, 100% of the outstanding capital stock or other Equity Interests (as defined below) of each such subsidiary, and no person (other than any Borrower or subsidiary thereof) has any option or right to acquire, or any lien, encumbrance or claims on, any Equity Interest in any such subsidiary, except as specifically indicated on such Item 8(d) or Item 7(c). Each such subsidiary was duly formed, organized and is validly existing and in good standing (to the extent such concept exists) under the laws of its state (or other applicable jurisdiction) of formation and has all requisite power to own its properties and to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Borrower and each such subsidiary is duly qualified to do business in each foreign jurisdiction where it is required to be so qualified, except to the extent that the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The term “Equity Interests” means, with respect to any entity, all of the shares of capital stock of (or other ownership or profit interests in) such entity, all of the warrants, options or other rights for the purchase or acquisition from such entity of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such entity or warrants, rights or options for the purchase or acquisition from such entity of such shares (or such other interests), and all of the other ownership or profit interests in such entity (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. The term “subsidiary” means, as of any applicable date, any limited liability company, partnership, joint venture, corporation, trust, or any other entity in which a Borrower, directly or indirectly (i) owns more than 50% of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) has the power to direct or cause the direction of the management through voting power or by contract of such Person.

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(b) Each Borrower has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver the Note and any other agreements, instruments and documents delivered in connection herewith or therewith, and each Borrower has full power and authority to enter into any Loan Security Document to which it is a party (this Agreement, the Note, the Loan Security Documents and such other agreements, instruments and documents identified therein as a “Loan Document” (but for the avoidance of doubt, not including the Transaction Documents), collectively, the “Loan Documents”), and to incur and perform all liabilities, indebtedness, actions and obligations provided for herein and therein. The execution and delivery by each Borrower of, and the performance by each Borrower of this Agreement and the Loan Documents have been duly authorized by all necessary company or other entity action. Except as otherwise contemplated hereby or under any other Loan Documents or the Intercreditor Agreement, the provisions of this Agreement and the Loan Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Loan Security Documents are effective to create in favor of the Lender, a legal, valid, enforceable and first-priority perfected lien on all right, title and interest of the respective Borrowers in the Collateral described herein and therein subject to (i) bankruptcy, insolvency, reorganization, liquidation, readjustment of debt or other law of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the liens on the Collateral granted by the Borrowers in favor of the Lenders, and (iii) Liens permitted by Section 3.2.

(c) This Agreement, the Note and the other Loan Documents constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization, liquidation, readjustment of debt or other law of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity.

(d) All information provided by Borrower to Lender in Items 2 – 10 of the Loan Schedule and all historical financial statements, provided by Borrower to Lender (“Borrower Information”) is complete and accurate in all material respects. The Borrower Information does not omit any material information reasonably necessary to understand, in light of the circumstances under which such information was provided, the Borrower Information so provided, taken as a whole.

(e) Borrower has no material liabilities except for those set forth in the Borrower Information or in the Transaction Documents and those arising after the date hereof (i) in the ordinary course of business, consistent with past practice or (ii) to the extent permitted under the Transaction Documents, including under the Convertible Secured Notes issued on or about November 5, 2021 by CAG to the holders thereof in the aggregate principal amount of $50 million (the “Convertible Secured Notes”). Neither Borrower nor any subsidiary has any indebtedness for borrowed money except as specifically indicated on Item 9 of the Loan Schedule or in the Transaction Documents.

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(f) Borrower (and each subsidiary) is in compliance under all leases, contracts and agreements to which it is a party or by which any of its assets are bound and Borrower (and any applicable subsidiary) has made all payments and performed all obligations under such leases, contract and agreements as required to be performed through the date hereof except to the extent such non-compliance would not reasonably be expected to materially adversely affect the business, financial condition, assets, liabilities, or results of operations of the Companies and their respective subsidiaries, taken as a whole, or the Borrowers’ ability to perform their respective obligations hereunder, under the Note or under the other Loan Documents (a “Material Adverse Effect”).

(g) There exist no security interests, liens, mortgages, encumbrances or other restrictions upon the Collateral of the Borrowers or the Material Subsidiaries (as defined below) other than the security interest granted or to be granted to Lender pursuant hereto and under the Loan Documents, except as set forth specifically in Item 7(c) of the Loan Schedules or as disclosed under the Transaction Documents.

(h) The execution, delivery and performance by Borrower of this Agreement and the Loan Documents does not contravene any applicable law, regulation, order, constitutional document, or contractual restriction binding on or affecting Borrower, its business or properties, or any applicable subsidiary’s business or properties, except to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(i) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement or any other Loan Document or the matters contemplated herein or therein and for Lender to enjoy the benefits conferred hereby or thereby except such filings as may be necessary under applicable law or to perfect the security interest granted Lender hereunder and under the Loan Documents.

(j) No Borrower nor any subsidiary of a Borrower is in breach of or in default under any judgment, decree or order applicable to Borrower, its subsidiaries or any of Borrower’s or such subsidiaries’ properties.

(k) There is no pending or, to the knowledge of any Borrower, threatened action or proceeding affecting any Borrower before any court, governmental agency or arbitrator which would be reasonably be expected to result in a Material Adverse Effect.

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(l) Borrower and its applicable subsidiaries own and have good and marketable title to the Collateral, free and clear of all liens, security interests, mortgages, restrictions and other encumbrances, except as specified in clause (g) of this Section 2.1 above.

(m) No representation or warranty by Borrower contained in this Agreement or in the other Loan Documents and no information contained in any Schedule or in the Loan Documents, in each case when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

(n) No consent of any person (other than any such consents provided prior to or in connection with the entry into the applicable Loan Document) is required for Borrower to execute and deliver the Loan Agreement, the Note and the other Loan Documents or to provide Lender with the security interests and other rights set forth in this Agreement and the other Loan Documents. No consent of any person is or will be required for Lender to realize on any of the Collateral upon applicable breach of this Loan Agreement or the Note, except for those consents specifically set forth in Item 10 of the Loan Schedule, or which consents have been validly obtained and delivered to Lender prior to the date hereof or otherwise required by applicable law.

(o) All material tangible Collateral is located at the addresses set forth in Item 7(b) of the Loan Schedule. No material tangible Collateral is located in any location other than those set forth in such Item 7(b). In the event any material tangible Collateral is moved to a location other than those set forth in such Item 7(b), Borrower shall promptly notify Lender of the new location address. There exist no liens, encumbrances or mortgages on any Collateral, other than as specified pursuant to Section 2.1(g). Borrower will, prior to or promptly after any change described in the preceding sentence, take all actions reasonably required by the Lender to maintain the perfection and priority of the Lender’s security interest in the Collateral.

(p) The Borrowers (on a consolidated basis) will be solvent after giving effect to the transactions contemplated by this Agreement and the Loan Documents.

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(q) The Equity Interests of Borrower and each of its subsidiaries, which in each case is subject to the security interest granted hereunder or under the relevant Loan Security Document is fully paid and not subject to any option or purchase or surrender rights. The constitutional documents of companies whose shares are subject to the security interest granted hereunder or thereunder do not and could not restrict or inhibit any transfer to those shares or creation or enforcement of the security interest granted hereunder or thereunder. There are no agreements in force which provide for the issue or allotment of, or grant any person to call from the issue or allotment of, any share or loan capital of any company (including any option or right of pre-emption or conversion) which in each case is subject to the security interest granted hereunder or thereunder.

ARTICLE III

BORROWER’S COVENANTS

SECTION 3.1 Affirmative Covenants. Each Borrower hereby covenants that so long as any amount due hereunder or under the Note remains outstanding and unpaid, it will, and it will cause each of its subsidiaries that holds assets or generates revenues which are material to the business or operations of the Borrowers, taken as a whole (each a “Material Subsidiary”) to, in each case unless (i) otherwise consented to in writing by Lender or (ii) alternative action or circumstance is specifically permitted or prescribed by the Transaction Documents (and provided the Transaction Documents have not been terminated):

(a) use the proceeds of the Loan only for the purposes prescribed hereby;

(b) pay and discharge, at or before maturity, all of its obligations and liabilities, including without limitation tax liabilities, except where the same may be contested in good faith and, if requested by Lender, maintain appropriate bond or cash reserves in respect of such applicable obligations and liabilities;

(c) keep all of its property in good working order and condition, ordinary wear and tear excepted; maintain, with financially sound and reputable insurance companies, insurance on its properties in such amounts and against such risks as are mandated by sound business practice; and, promptly upon the reasonable request of Lender, take all action necessary (as may be requested by Lender in accordance with Section 4.3) so that Lender shall be named as loss payee or additional insured on all material liability or property insurance of which the Borrower or one of its Material Subsidiaries is named as insured;

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(d) promptly give notice in writing to Lender of (i) the occurrence of any event or circumstance which constitutes or would with the applicable passage of time constitute an Event of Default (as defined in Section 6.1 below) under this Agreement; (ii) any litigation, proceeding, investigation or dispute which may exist at any time between Borrower or its Material Subsidiaries and any governmental regulatory body which might substantially interfere with the normal business operations of Borrower or its Material Subsidiaries; (iii) all litigation and proceedings against the Borrower or its Material Subsidiaries in which the amount involved is $250,000 or more and not covered by insurance or indemnity or in which injunctive or similar relief is sought; and (iv) any event or circumstance which would constitute a Material Adverse Effect;

(e) continue to engage in business of the same general type or line of business as now conducted and contemplated to be conducted by it and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain its material rights, privileges, licenses and franchises necessary in the normal conduct of Borrower’s and its Material Subsidiaries’ business;

(f) keep proper and accurate books and records of its accounts and properties in which full, true and correct entries in conformity with appropriate accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit authorized representatives of Lender to visit and inspect any of its respective properties and examine and make abstracts from any of its books and records upon reasonable notice at any reasonable time during an Event of Default;

(g) furnish to Lender with quarterly unaudited financial statements (constituting statements of operations, statement of cash flows and a balance sheet) and an annual financial statement (containing similar statements and notes thereto) in form and substance consistent with financial statements historically prepared by the Borrowers; provided that delivery of the financial statements required under the Transaction Documents shall be deemed to satisfy this paragraph;

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(h) in respect of CAG HK, procure that it and its applicable subsidiaries will comply in all respects with sections 274 and 275 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) and any equivalent legislation in other jurisdictions including in relation to the execution of the Loan Security Documents and payment of amounts due under this Agreement; and

(i) Borrower will give Lender such other financial information as Lender may reasonably request.

SECTION 3.2 Negative Covenants. Each Borrower hereby covenants that so long as any amount due hereunder or under the Note remains outstanding and unpaid, it will not, and it will not permit its Material Subsidiaries to, directly or indirectly, in each case unless (i) otherwise consented to in writing by Lender or (ii) specifically permitted by the Transaction Documents or undertaken to comply with the terms of the Transaction Documents as specifically prescribed therein (and provided the Transaction Documents have not been terminated):

(a) create, incur, assume, or suffer to exist any indebtedness for borrowed money (other than under the terms of the Note) in an aggregate amount in excess of $1.0 million, except (i) indebtedness existing as of the date hereof and any permitted refinancings thereof pursuant to the terms and conditions of the Transactions Documents and (ii) the Convertible Secured Notes;

(b) create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired, except for (1) any of the foregoing existing or created under this Agreement and the other Loan Documents, (2) any of the foregoing existing or created as of the date hereof, or (3) any of the foregoing existing or created under the Convertible Secured Notes;

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(c) assume, guarantee, indorse or otherwise in any way be or become responsible or liable for the obligations of any person, firm, corporation, or other entity (all such transactions being herein called “guarantees”), whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan advance or capital contribution or by means of agreeing to maintain or cause such entity to maintain, a minimum working capital or net worth of any such entity, or otherwise) except (1) in the ordinary course of business, consistent with past practice, or (2) pursuant to the Convertible Secured Notes;

(d) change its name, identity, type of organization, jurisdiction of organization, corporate structure, location of its chief executive office or its principal place of business or its organizational identification number, unless the applicable financing statement(s) perfecting the Lender’s security interest hereunder are amended or otherwise modified as necessary to maintain the perfection of the Lender’s security interest hereunder;

(e) enter into any transaction of merger or consolidation or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property (real or personal), business, or assets, or make any material change in the method of conducting business presently contemplated;

(f) dispose of any property of the Borrower or its subsidiaries, whether now owned or hereinafter acquired, or issue or sell any Equity Interests of any such subsidiary to any person, except: (i) the sale or disposition of machinery and equipment no longer used or useful in the business of the Borrower or any of its subsidiaries; (ii) the disposition of obsolete or worn-out property in the ordinary course of business; or (iii) the sale of inventory and immaterial assets in the ordinary course of business;

(g) make any advances or loans to, or investments (by way of transfers of property, contributions to capital, acquisitions of stock, or securities or evidences of indebtedness, acquisitions of businesses, acquisitions of assets or otherwise), to any person, firm, subsidiary, affiliate, corporation or other business entity;

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(h) make any payment of principal or any debt, with a maturity of more than one year, for borrowed money (except the Obligations) or for the deferred purchase price of property or services, except (i) at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto), and (ii) subject to the intercreditor agreement, dated as of the date hereof, by and among Lender and Esousa Holdings LLC (the “Intercreditor Agreement”), the Convertible Secured Notes;

(i) enter into any agreement, or be or become liable under any agreement, for the lease, hire or use of any real or personal property, except leases or renewals thereof in the ordinary course of business;

(j) enter into any arrangement with any person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for sale/leaseback transactions involving motor vehicles and/or equipment entered into in the ordinary course of business;

(k) enter into any transactions with any affiliate involving the purchase, sale or exchange of property or the rendering of any service with respect to transact, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it as would be obtained in any arm’s length transaction with a person not an affiliate;

(l) materially modify the compensation of any executive officer of any Borrower, other than in the ordinary course of business;

(m) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Companies or any of their respective subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Company or any of their respective subsidiaries, other than (1) any such dividends, distributions or payments payable solely in shares of that class of Equity Interests to the holders of that class, (2) any such dividends, distributions or payments by a subsidiary of a Borrower to a Borrower or from one Borrower to another Borrower, (3) as specified in Item 5 of the Loan Schedule or (4) to the extent necessary to distribute funds from or through one or more pass-through or disregarded entities to enable one or more relevant taxpayers to make tax payments.

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ARTICLE IV

SECURITY INTEREST; COLLATERAL

SECTION 4.1 In order to secure the Obligations, and without prejudice to the security interests and related rights in the Collateral created or expressed to be created for the benefit of the Lender under the other Loan Security Documents, Borrower hereby grants to Lender a first priority security interest (subject to the Intercreditor Agreement) in and to substantially all of the tangible and intangible property of the Borrower, including any and all real property, personal property, intellectual property, cash, cash collateral, securities, including capital stock of any subsidiaries owned by the Borrower, receipts, deposits, inventory, Accounts, licenses and any other property or rights in property owned by the Borrower or in which Borrower has any right or interest, whether now owned or hereafter acquired, whether now perfected or becoming perfected after the date hereof (collectively, the “Collateral”). Upon the reasonable request of Lender (after consultation with the Borrowers), the Borrowers shall cause any of their direct or indirect Material Subsidiaries specified by Lender to execute a joinder to this Agreement, in substantially the form of Exhibit B hereto, pursuant to which any such specified Material Subsidiary shall grant a first priority security interest in and to substantially all of the tangible and intangible property of such subsidiary as part of the Collateral and, pursuant to Section 4.3, take such further actions which are in Lender’s reasonable judgment (after consultation with the Borrowers) necessary to (i) perfect Lender’s security interest in and to the Collateral with first ranking priority (subject to the Intercreditor Agreement) and/or (ii) exercise any rights, powers and remedies of the Lender provided by or pursuant to the Loan Documents in accordance with the terms hereof and thereof, unless any of the foregoing actions would reasonably be likely to result in material adverse tax consequences to a Borrower or any of its subsidiaries (to be mutually determined by Borrower and Lender). After the execution of any such joinder, the term “Collateral” shall be deemed to include such tangible and intangible property. “Account” as used in this Agreement means (a) the right of Borrower to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not earned by performance and (b) “accounts” as such term is defined in UCC (as defined below). “UCC” as used in this Agreement means the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time. For the avoidance of doubt, upon the consummation of the Transaction, any and all Collateral securing the Obligations shall automatically be released (with no further action required).

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SECTION 4.2 Subject to the Intercreditor Agreement, Borrower shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Lender therein against the claim of any person claiming against or through Borrower and shall maintain and preserve such perfected first priority security interest for so long as the Loan Documents shall remain in effect.

SECTION 4.3 Following the Closing Date, Borrower agrees, to (x) execute and deliver the Transaction Documents and the Loan Security Documents required to be executed after the Closing Date within the time periods specified in Item 11 to the Loan Schedule, and (y) (A) execute any and all further documents, financing statements, agreements and instruments including share certificates, transfer and stock transfer forms or equivalent documents representing the Collateral, duly executed by the relevant persons together with any necessary incumbency certificates, and (B) take all such further actions (including the filing and recording of financing statements and other documents), that in each case may be required or desirable under the Loan Security Documents or under applicable law and that the Lender may reasonably request, which such further actions are in Lender’s reasonable judgment (after consultation with Borrower) necessary to (i) perfect Lender’s security interest in and to the Collateral with first ranking priority (subject to the Intercreditor Agreement) and/or (ii) exercise any rights, powers and remedies of the Lender provided by or pursuant to the Loan Documents in accordance with the terms hereof and thereof, unless any of the foregoing actions would reasonably be likely to result in material adverse tax consequences to a Borrower or any of its subsidiaries (to be mutually determined by Borrower and Lender). Borrower further agrees to authorize and, if requested by Lender or its designee, (a) deliver in form for filing in the applicable jurisdiction of organization any financing or registration statements on each of the Borrowers covering the Collateral (which may be “all assets” filings), and (b) deliver to Lender a list of all locations of any material tangible Collateral. For the avoidance of doubt, the Lender may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of insurance or other deliverables with respect to particular assets where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Loan Security Documents.

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SECTION 4.4 Lender or its designee may at any time and from time to time file financing statements, continuation statements, and amendments thereto (or any equivalent document in any other jurisdiction) covering the Collateral or any portion thereof. Borrower agrees to furnish any information reasonably relating to the Collateral to Lender or its designee promptly upon Lender’s reasonable request. To the extent consistent with the terms of this Agreement, any such financing statements, continuation statements, or amendments may be signed by Lender or its designee on behalf of Borrower or may be filed without signature, and may be filed at any time in any appropriate jurisdiction. Borrower hereby further authorizes the Lender to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United States or in any other country) the Intellectual Property Security Agreement in the form of Exhibit C hereto and other related documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Borrower hereunder, without the signature of the Borrower where permitted by law (it being understood that Borrower shall execute such agreement where required by law).

SECTION 4.5 Borrower shall at any time and from time to time take such steps as Lender or its designee below may reasonably request (subject to Section 4.3) to insure the continued perfection and priority of Lender’s security interest in any of the Collateral and of the preservation of its rights therein.

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SECTION 4.6 [Reserved]

SECTION 4.7 So long as an Event of Default has occurred and is continuing, Borrower hereby grants to Lender an irrevocable power of attorney coupled with an interest authorizing and permitting Lender or its designee, at its option, with or without notice to Borrower, to do any or all of the following (provided that, notwithstanding anything to the contrary herein or in the other Loan Documents, the Lender may not accelerate the Loan and the other Obligations or exercise any remedies so long as the Purchase Agreement remains in effect and has not been terminated in accordance with its terms): (a) endorse the name of Borrower on any checks or other evidences of payment whatsoever that may come into the possession of Lender or its designee regarding Collateral; (b) receive, open and forward any mail addressed to Borrower and put Lender or its designee’s address on any statements mailed to Account Debtors; (c) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Collateral; (d) notify, in the name of Borrower, the U.S. Post Office to change the address for delivery of mail addressed to Borrower to such address as Lender or its designee may designate (provided that Lender or its designee shall turn over to Borrower all such mail not relating to Collateral); (e) verify, sign, acknowledge, record, file for recording, serve as required by law, any claim of mechanic’s lien, stop notice or bonded stop notice in the sole and absolute discretion of Lender or its designee relating to any Collateral; and (f) do all other things necessary and proper in order to carry out this Agreement and each other Loan Document. So long as an Event of Default has occurred and is continuing, the authority granted to Lender herein is irrevocable until all the Obligations have been paid in full; provided, Lender shall have no obligation to exercise any of the rights granted to it hereunder and shall have no liability to Borrower or any third party for failure to do so or take action.

SECTION 4.8 [Reserved]

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SECTION 4.9 Except as otherwise provided by law, the Lender shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. Except as otherwise provided by law, the Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for (a) ascertaining or taking action with respect to any claims, the nature or sufficiency of any payment or performance by any party under or pursuant to any agreement relating to the Collateral or other matters relative to any Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Lender of any of the rights and remedies hereunder, shall relieve Borrower from the performance of any obligation on Borrower’s part to be performed or observed in respect of any of the Collateral.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

SECTION 5.1 Borrower hereby indemnifies and agrees to hold harmless and defend Lender, its successors and assigns and their respective officers, directors, shareholders, employees, attorneys, representatives and Affiliates (“Indemnified Persons”) from and against all claims, demands, actions, causes of action, judgments, liabilities, damages (including consequential, special or punitive damages, solely to the extent awarded in a final, non-appealable judgment by a court having jurisdiction over the Borrowers), penalties, fines, losses, costs, fees, expenses and disbursements (including, without limitation, reasonable, documented and out-of-pocket fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which are imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of (a) any breach or alleged breach of a representation or warranty or covenant of Borrower hereunder, or (b) the Loan, the Collateral or the Loan Documents (including but not limited to enforcement of Lender’s rights thereunder or the defense of Lender’s actions thereunder), excluding with respect to any Indemnified Persons, any of the foregoing directly caused by such Indemnified Person’s gross negligence or willful misconduct (“Indemnified Claims”). Upon notification and demand, Borrower agrees to provide defense of any Indemnified Claim and to pay all reasonable, documented and out-of-pocket costs and expenses of counsel selected by any Indemnified Person in respect thereof, to the extent Borrower does not otherwise assume the defense of such Indemnified Claim, but only to the extent Borrower has consented in advance to such counsel selected by such Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed). Borrower shall not settle any Indemnified Claim without the prior written consent of the Lender (which consent may not be unreasonably withheld, conditioned or delayed). Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, and to the extent permitted by applicable law Borrower waives all notices from any Indemnified Person. The provisions of this Section 5.1 shall survive the termination of this Agreement.

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SECTION 5.2 BORROWER AGREES THAT REGARDLESS OF ANY CLAIMS BORROWER MAY HAVE AGAINST LENDER, BORROWER’S SOLE REMEDY WILL BE AN ACTION AT LAW FOR ACTUAL MONEY DAMAGES THAT WILL NOT EXCEED THE LOAN AMOUNT, AND THAT BORROWER WILL NOT BE ENTITLED TO AND HEREBY WAIVES ANY AND ALL CLAIMS FOR, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, LOST PROFITS, STATUTORY, OR SPECIAL DAMAGES OF ANY KIND.

ARTICLE VI

DEFAULT; ACCELERATION; REMEDIES

SECTION 6.1 Events of Default. So long as any amount due hereunder or under the Note remains outstanding and unpaid, the occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) failure by Borrower to pay the principal of or interest on the Note when due; or

(b) default by Borrower in the observance or performance of any of its covenants or agreements contained herein or in the Note or any other Loan Document in any material respect, and such default continues unremedied for ten (10) business days after written receipt by Borrower of such default; or any representation, warranty, or certification in the Note or any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, proves to have been false or misleading in any material respect on or as of the date made or deemed made; or

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(c) if Borrower shall (i) default in the payment of principal or interest on any obligation for borrowed money (other than the Obligations) with an aggregate outstanding principal amount of at least $500,000, or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and in each case such default remain unremedied for a period of ten (10) business days after written receipt by Borrower of such default, unless in either case such default is remedied or otherwise consented to by the requisite holders of the applicable item of indebtedness, in either case, prior to the acceleration of the Loan hereunder; or

(d) (i) Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of 30 consecutive days; or (iii) Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in its clause (i) or (ii) above; or (iv) Borrower shall admit in writing its inability to pay its debts; or

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(e) final judgment for the payment of money in excess of $500,000 (net of amounts covered by insurance policies and amounts covered by third party indemnification obligations) shall be rendered against Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution of such judgment shall not be effectively stayed; or

(f) the security interest hereunder or under any other Loan Security Document ceases to be enforceable, other than as expressly permitted hereunder or thereunder; or

(g) any Change of Control occurs, other than pursuant to the Transaction Documents; a “Change of Control” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting Equity Interests of CAG, or (b) CAG shall cease to own and control, of record and beneficially, at least 50% of each class of voting Equity Interests of each of the Companies.

SECTION 6.2 Acceleration. Upon the occurrence of an Event of Default:

(a) if such Event of Default is specified in Section 6.1(d), then the Loan and the other Obligations of Borrower shall be immediately due and payable with interest and other fees, if any, thereon without notice or demand; and

(b) if such Event of Default is any other such event specified above Lender may declare, by written notice to Borrower, subject to applicable grace periods, the Loan and the other Obligations to be forthwith due and payable, whereupon the principal amount of the Note and the other Obligations, together with accrued interest or fees, if any, thereon shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived to the extent permitted by applicable law, anything contained in this Agreement, the Note or other Loan Documents to the contrary, notwithstanding;

provided that, notwithstanding anything to the contrary herein or in the other Loan Documents, the Lender may not accelerate the Loan and the other Obligations or exercise any remedies so long as the Purchase Agreement remains in effect and has not been terminated in accordance with its terms.

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SECTION 6.3 Remedies.

(a) Upon the occurrence of an Event of Default pursuant to Section 6.1, Lender shall have the following rights and remedies, which are cumulative in nature and shall be immediately available to Lender; provided that, notwithstanding anything to the contrary herein or in the other Loan Documents, the Lender may not exercise any such rights and remedies (nor accelerate the Loan and the other Obligations) under this Agreement or any other Loan Document so long as the Purchase Agreement remains in effect and has not been terminated in accordance with its terms:

(1) All rights and remedies provided by law, including but not limited to those provided by the Uniform Commercial Code, especially those provided in Part 5 of Article 9, and equitable remedies for specific performance and injunctive relief;

(2) All rights, remedies, powers and discretions provided in this Agreement; and

(3) All rights, remedies, powers and discretions provided in the Note and other Loan Documents (including the Loan Security Documents).

(b) In furtherance of the foregoing (in each case, without prejudice to rights, remedies, powers and discretions of the Lender under applicable law and/or the terms of the other Loan Security Documents, but subject to the terms and conditions of the Intercreditor Agreement and subject to applicable law):

(1) Lender shall have the right to take possession of the Collateral.

(2) Lender shall have the sole right to exercise voting and other consensual rights with respect to the Collateral consisting of securities and to receive and hold as Collateral dividends and other distributions with respect to the Collateral consisting of securities.

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(3) Borrower will cooperate fully with Lender in the exercise of Lender’s right to take possession of the Collateral. This shall include, but is not limited to, an obligation to assemble and deliver the Collateral or some portion of the Collateral or some part or component of the Collateral on request of Lender to a place designated by Lender where it shall be made available to Lender.

(4) Lender shall have the right to dispose of the Collateral by public or private proceeding and may do so by way of one or more contracts. Such sale or other disposition of the Collateral may be made as a unit or in parcels and at any time and place and on any terms provided only that the disposition effected is commercially reasonable. Any actions so taken shall be considered commercially reasonable if made in the good faith exercise of Lender’s business judgment in the matter.

(5) Lender shall give Borrower notice of the time and place of any public or private sale of the Collateral. It shall be considered commercially reasonable if such notice is sent to Borrower by overnight delivery five (5) business days prior to the public or private sale, provided, notice shall also be sent to Lender or its designee by email pursuant to Section 8.1 below.

(6) So long as the sale of the Collateral is made in a commercially reasonable manner, the Lender may sell such Collateral on such terms and to such purchaser(s) as the Lender in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder. Borrower hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Obligations under the Note or otherwise. At any such sale, unless prohibited by applicable law, the Lender may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Lender shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

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(7) The proceeds of any disposition shall be applied as provided in Section 9-504 of the Uniform Commercial Code and shall include any and all reasonable expenses provided in this Agreement and the other Loan Documents, including reasonable, documented and out-of-pocket attorney’s fees and expenses to the extent such items are not prohibited by law.

(8) If the Lender shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, Borrower agrees that, upon request of the Lender, Borrower will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

ARTICLE VII

BORROWER ACKNOWLEDGMENTS

SECTION 7.1 Obligations Absolute and Unconditional; Confession of Judgment. By signing this Agreement, Borrower expressly understands and agrees that the Obligations, including without limitation the repayment of all amounts owed under the Note, are absolute and unconditional and that Lender, at its option, may proceed under the terms of this Agreement or the Note or both. No obligation shall be subject to the application of or deduction for any claim, set-off, disability, defense (whether substantive or procedural) or counterclaim of Borrower; and shall be discharged only by (x) full payment of all amounts owed under the Loan and other amounts that may be payable under this Agreement, including any Costs of Collection (as defined in Section 8.6 below) or (y) the consummation of the Transaction. Borrower further understands and expressly agrees that, to the extent permitted by applicable law, this Agreement shall also serve as a confession of judgment (cognovit) that waives all defenses and affirms Lender’s right to payment, including Costs of Collection as provided above. Borrower further understands and expressly agrees that this Agreement may be filed as a confession of judgment (cognovit) in any tribunal specified in Section 8.9 below if, upon acceleration of the Loan and all other Obligations, all of the Obligations are not paid in full (and the Transaction has not been consummated) to Lender or its assignee as provided herein, time being of the essence.

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SECTION 7.2 Consent to Electronic Transactions. By signing this Agreement, Borrower expressly consents to conducting this transaction by electronic means, including without limitation email communications, electronic signatures, the creation of a duly authenticated security interest by electronic signature, and the retention and storage of electronic records.

SECTION 7.3 Borrower Reports. By signing this Agreement, Borrower and expressly consents expressly authorizes Lender to obtain a credit report or background report on the Borrower. Any such report(s) that Lender obtains may include, without limitation, the business’ credit history or similar characteristics, public records, and any other information bearing on credit standing, credit capacity or character. Such reports will be used by Lender to determine if it will proceed with the Loan to Borrower. Borrower shall also provide and/or execute such further and additional documents, instruments, and writings as Lender may require in order to access and review any tax information (including tax returns) related to Borrower’s business (including, without limitation, by executing a 4506T form with the Internal Revenue Service).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Any and all notices, requests, demands, consents, approvals or other communications required or permitted to be given under any provision of this Agreement shall be in writing and shall be given in accordance with Section 9.02 of the Purchase Agreement for notices sent to Parent (if the addressee hereunder is the Lender) or to CAG or the Companies, if the addressee hereunder is any Borrower (including with copies to Pillsbury Winthrop Shaw Pittman LLP prescribed therein). Any party may change its address for the purposes of this Agreement by notice to the other party given as aforesaid. Lender may also designate a designee or its assignee to receive notices under this Agreement upon written notice thereof to Borrower.

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SECTION 8.2 Joint and Several Obligations. The Borrowers hereby are jointly and severally liable for (i) the Obligations, and (ii) the performance of all obligations under this Agreement, the Note and the other Loan Documents.

SECTION 8.3 No Waiver; Cumulative Remedies; Amendments. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege; nor shall the Lender be required to look first to, enforce or exhaust any other security, collateral or guaranties. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No modification, or waiver of any provision of this Agreement or the Note, and no consent to any departure by Borrower from the provisions hereof or thereof, shall be effective unless in writing signed by Borrower and Lender, and the same shall be effective only in the specific instance and for the purpose for which it is given. No notice to Borrower shall entitle Borrower to any other or further notice in other or similar circumstances unless expressly provided for herein. No course of dealing between Borrower and Lender shall operate as a waiver of any of the rights of Lender under this Agreement.

SECTION 8.4 Captions. The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

SECTION 8.5 [Reserved]

SECTION 8.6 Payment of Fees. Borrower agrees to pay all reasonable, documented and out-of-pocket costs and expenses of Lender in enforcing or preserving any of the rights and remedies available to Lender under this Agreement, the Note or the other Loan Documents including, without limitation, reasonable, documented and out-of-pocket legal fees, costs and disbursements of Lender’s attorneys in the enforcement thereof (collectively, “Costs of Collection”).

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SECTION 8.7 Survival of Agreements. All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents, and the making of the Loan hereunder, and shall continue in full force and effect until the earlier of (x) all Obligations of Borrower hereunder and under the Note have been paid in full and (y) the consummation of the Transaction.

SECTION 8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective permitted successors and permitted assigns.

SECTION 8.9 Construction; Jurisdiction; Consent. This Agreement, the Note and other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the internal law of the State of New York without regard to the principles of conflicts of law thereof. BORROWER AND LENDER, IN ANY LITIGATION IN WHICH THE OTHER PARTY SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY, WAIVES THE RIGHT TO CLAIM THAT A FORUM SPECIFIED HEREIN IS AN INCONVENIENT FORUM AND WAIVES THE RIGHT TO INTERPOSE ANY SETOFF, DEDUCTION OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION AND CONSENTS TO THE JURISDICTION OF THE COURTS (STATE AND FEDERAL) LOCATED IN THE COUNTY AND STATE OF NEW YORK, BOROUGH OF MANHATTAN, AND TO SERVICE OF PROCESS BY REGISTERED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH ABOVE OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL NOTIFY THE OTHER PARTY IN WRITING IS TO BE USED FOR SUCH PURPOSE. If any of the provisions of this Agreement shall be or become illegal or unenforceable under any law, the other provisions shall remain in full force and effect.

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SECTION 8.10 Interest. Anything in the Agreement, the Note or the other Loan Documents to the contrary notwithstanding, Lender shall not charge, take or receive, and Borrower shall not be obligated to pay, interest in excess of the maximum rate from time to time permitted by applicable law. In the event the interest payable on the Note is held by a court of competent jurisdiction in a final non-appealable order to exceed the maximum amount permitted under applicable law, (i) the interest payable on the Note shall be deemed to be the maximum amount permitted under applicable law and (ii) Borrower shall receive a credit for any excess interest amounts so paid.

SECTION 8.11 Currency. All amounts of currency expressed hereunder or under the Note or the other Loan Documents shall refer to United States dollars.

SECTION 8.12 Confidentiality. Except as required by applicable law or the rules and regulations of any securities exchange, including the requirements of the United States securities laws and The Nasdaq Stock Market LLC, without the consent of the other party, (i) neither Borrower nor Lender shall make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the terms of, this Agreement and the transactions contemplated hereby, and (ii) the Lender shall maintain the confidentiality of all material non-public information that it receives from CAG and the Companies relating to CAG, the Companies and their respective businesses other than any such information received on a non-confidential basis prior to disclosure by CAG or the Companies in accordance with the Confidentiality Agreement (as defined in Section 6.02(b) of the Purchase Agreement).

SECTION 8.13 Intercreditor Agreement. Each party hereto agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement.

SECTION 8.14 Australian Goods and Services Tax. All amounts payable or to be provided under this Agreement are exclusive of Australian goods and services tax (“GST”). If GST is payable on any supply made under or in connection with this Agreement (not being a supply the consideration for which is specifically described in this Agreement as inclusive of GST), the recipient of the supply must pay to the supplier, an additional amount equal to the GST payable on the supply, provided that the supplier gives the recipient a tax invoice for the supply.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BORROWERS:

CENNTRO AUTOMOTIVE GROUP LIMITED,
a Hong Kong private company limited by shares

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

CENNTRO AUTOMOTIVE CORPORATION,
a Delaware corporation

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

CENNTRO ELECTRIC GROUP, INC.,
a Delaware corporation

By:	/s/ Peter Zuguang Wang
Name:	Peter Zuguang Wang
Title:	Chief Executive Officer

LENDER:

EXECUTED by NAKED BRAND GROUP LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Justin Davis-Rice	/s/ Mark Ziirsen
Signature of Director	Signature of Director / Company Secretary (delete as applicable)

Justin Davis-Rice	Mark Ziirsen
Name of Director (Please print)	Name of Director / Company Secretary (Please print)